UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2013

DIVIO HOLDINGS, CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-184796	99-0376273
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 A Cliff View Drive, Green Bay, Auckland, NZ
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 011-64-210623777

Serafimovicha Street, 2-125, Moscow, Russia 119072
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On October 25, 2013, and pursuant to a purchase and sale agreement dated for reference October 25, 2013, Evgeny Donskoy, our sole director and officer, sold to James Grant, 3,000,000 shares of our common stock, and Alexey Didenko sold to James Grant 500,000 shares of our common stock for total consideration of $35,000. Mr. Grant paid the $35,000 purchase price for these shares using personal funds. Mr. Grant holds approximately 81% of our issued and outstanding common stock.

Effective October 25, 2013, Mr. Grant has been appointed as Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and to our board of directors, and as a result, Evgeny Donskoy has resigned as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and from our board of directors.

Mr. Grant obtained a Sports Science Degree (BSc Hons) in 1998, from Brunel University, London and a Business and Finance Diploma from Cambridge Business College, Cambridge in 1994. Mr. Grant is the Commercial Manager since 2013, for Taylor’d Solutions Ltd., a private New Zealand company in the business of interior fit out and design for commercial premises. Mr. Grant was Sales Manager, account management for corporate and private business, building and property maintenance from 2006 to 2013 for the KP Group, a private New Zealand company (please confirm) , and he was the Account Manager from 2003 to 2006 with Entertainment Publications NZ Ltd., a private New Zealand corporation.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Please see the disclosure under Item 5.01 of this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVIO HOLDINGS, CORP.

/s/ James Grant
James Grant
Chief Executive Officer, President, Treasurer, Secretary and Director

Date: October 31, 2013